│ PRESS RELEASE │

FOR IMMEDIATE RELEASE:	August 6, 2007
CONTACT:	Dawn McCurtain
(406) 373-8787

STILLWATER MINING REPORTS SECOND QUARTER 2007 RESULTS

BILLINGS, MONTANA - STILLWATER MINING COMPANY (NYSE:SWC) today reported a second quarter 2007 net loss of $2.5 million, or $0.03 per fully diluted share, on revenues of $161.0 million. The 2007 second quarter loss compares to a loss of $2.3 million, or $0.03 per fully diluted share, on revenues of $116.8 million in the second quarter of 2006.

For the first six months of 2007, the Company has reported a loss of $3.6 million, or $0.04 per fully diluted share. This compares to the first six months of 2006, when the Company disclosed a net loss of $1.7 million, or $0.02 per share. However, earnings for the first six months of 2006 included $6.9 million of profit from sales of the palladium inventory received in the 2003 Norilsk Nickel transaction; that sales program ended during the first quarter of 2006, so there was no comparable earnings contribution this year.

Stillwater Mining Company mines palladium and platinum (“platinum group metals”, or “PGMs”) from two underground mines located in the Beartooth Mountains of south-central Montana. The Company’s mines produced about 133,100 ounces of PGMs during the second quarter of 2007, well below the 148,700 ounces produced in the second quarter last year. Production at the Company’s Stillwater Mine was affected by lower productivity, workforce attrition following a schedule change, ground conditions and mechanical problems with new underground mining equipment. Production at the East Boulder Mine, on the other hand, was about as expected.

During the second quarter the Company had entered into negotiations to renew the contract with its union workers at the Stillwater Mine and Columbus metallurgical operations. Operations continued throughout the second quarter, but productivity was affected as negotiations proceeded. A final contract was not reached until after a seven-day work stoppage in July. The new four-year labor agreement provides for an immediate 3% wage increase for miners and a 4% increase for other employees as well as wage increases in subsequent years of the agreement. Other provisions include additional vacation days, some added flexibility for employees in scheduling days off, and an emergency leave program for probationary employees.

The lower second quarter 2007 production was partially offset by higher average sales realizations on the mined ounces - $506 per ounce in this year’s second quarter, up from $484 in the same period last year.

The Company’s smelting and refining facilities in Columbus, Montana process mined concentrates and recycle catalyst materials received from third parties. The Company recycled a total of 93,100 PGM ounces through the smelter and refinery during the second quarter 2007, up 5.7% from the 87,900 ounces recycled during the same period last year. Recycling activities contributed about $6.0 million to the Company’s operating margin (before corporate overhead and financing charges) during the second quarter of 2007, compared to about $1.6 million in the second quarter of 2006. The improved performance is primarily attributable to higher realized prices for PGMs and the timing of inventory flows in last year’s second quarter.

Commenting on the Company’s second quarter 2007 operating results, Francis R. McAllister, Stillwater Chairman and CEO, said; “Although we are dissatisfied with this year’s second-quarter and year-to-date performance, on balance we are encouraged with the continuing progress toward the Company’s underlying strategic goals. The developed state of the mines continues to advance and the transformation toward more selective mining methods continues, improving the long-term economic viability of our operations. We regard progress toward these initiatives as ultimately much more significant than quarter-to-quarter fluctuations in performance. Earnings, particularly when viewed on a quarterly basis, probably will remain volatile for some time yet. However, through these strategic operating initiatives, we see the opportunity to strengthen longer-term financial performance, ultimately increasing the value of our assets.”

McAllister added: “Mine production in this year’s second quarter was well below plan at 133,100 ounces, and also well below the 148,700 ounces produced during the second quarter last year. Breaking this down further, Stillwater Mine’s second quarter production decreased by about 15,000 ounces compared to last year, while East Boulder Mine production was approximately 1,000 ounces below a year ago, but essentially on plan. The decrease at East Boulder was anticipated, as that mine currently is most affected by the transition from bulk mechanical mining methods to more selective methods.”

“Regarding the Company’s full-year production outlook, we previously provided 2007 production guidance in the range of 615,000 to 645,000 ounces. Given the changes in circumstance during the second and third quarter, this guidance must be revised During July we reported that, following the union’s rejection of a proposed new labor agreement, on July 11 the workforces at the Stillwater Mine and Columbus processing facilities began a strike. Although agreement on a new contract proposal was reached fairly quickly and employees returned to work on the evening of July 17, the effect was the loss of about seven days’ production at the Stillwater Mine. In view of the strike loss and the weak second-quarter production at Stillwater, we have now reduced the Company-wide production guidance for full-year 2007 to between 555,000 and 585,000 ounces.”

Elaborating a little further on the second quarter 2007 production shortfall at the Stillwater Mine, McAllister noted, “Clearly the strike and its related impact on production at the Stillwater Mine, while significant, is largely a one-time event. The new contract has now been ratified and the employees are back to work. Likewise, the challenges with ground conditions and the mechanical problems with performance of the new underground equipment at the mine have now been addressed and hopefully are behind us. The attrition issue, however, deserves some additional discussion.

“Several factors appear to have contributed to employee attrition rates in the second quarter. Earlier this year, the Company resolved to address two major cost areas that have escalated recently far faster than general inflation - employee benefits and mining contractor rates. By changing our work schedules at the Stillwater Mine, the Company increased the average workweek from 35 hours to about 42 hours. This has allowed us to reduce the average hourly benefit cost without cutting benefits at all, and also reduced the need for contractor support. We were aware that this change in schedule would result in losing some employees, since the prior schedule made it possible to work in Montana and commute to a home elsewhere. We in fact did see this loss. We also saw some additional attrition in May and June that appeared to be related to the then impending labor negotiations, and from some others who preferred the previous work schedule. The attrition has reduced mine production to some extent, but also has reduced total mining costs.

“The lower productivity experienced during this year’s second quarter is attributable at least in part to the distraction of labor negotiations. However, in conjunction with recent attrition, the average experience level of our workforce has also declined, as some more seasoned miners have left and a growing percentage of the mining workforce is derived from our internal miner training programs. The result may be a period of reduced overall productivity until these newer miners gain more experience. Our updated production guidance for 2007 attempts to take this into account.

“The Company’s total cash costs per PGM ounce produced1  averaged $320 in the second quarter of 2007, down slightly from $322 in last year’s second quarter. Some of this cost variation is attributable to earnings from recycling and byproduct sales, which we treat as an offset against total cash costs. Our initial guidance for 2007 full-year total cash costs was between $295 and $315 per ounce, with cost performance expected to be weaker in the first half of 2007. Despite our reduced production forecast for 2007, we still feel that our earlier guidance for 2007 total cash costs per ounce is appropriate.”

Regarding the Company’s mine transformation efforts, McAllister reported, “Operationally, progress continued on our mine transformation program during the second quarter of 2007. Safety and environmental performance were both excellent during the quarter. Engineering design work moved forward for the second smelter furnace in Columbus, Montana. As noted last quarter, we believe this furnace, once in operation, will increase our processing capacity, and provide a strategically critical back-up facility during scheduled or unscheduled furnace outages. We expect the new furnace to be operational by the end of 2008. Total production from captive cut-and-fill stopes decreased modestly during the quarter to 607 tons per day from 703 tons per day during the first quarter of this year. We expect the share of production from captive cut-and-fill stopes to gradually increase during the remainder of 2007. Production from ramp and fill mining in the Upper West area of the Stillwater Mine also increased to an average of 288 tons per day in the second quarter, up from 250 tons per day for the first quarter of this year. Our manpower training efforts to date remain on track to graduate about 100 new miners during 2007.”

Regarding the Company’s other strategic initiatives, Mr. McAllister commented, “Another of Stillwater’s corporate objectives is to expand market demand for its primary products. Early last year, we established an industry palladium trade organization, the Palladium Alliance International (PAI). Since then, the Company has channeled most of its efforts to develop and broaden markets for palladium through the PAI. The Alliance’s objectives include establishing palladium’s jewelry market presence as a specific elegant brand of precious metal, distinct from platinum and white gold, and instituting a system of standards for use of the palladium brand that will emphasize palladium’s rarity and value. The Alliance sponsors technical articles in jewelry trade publications illustrating methods of fabricating palladium jewelry, maintains a website with information on palladium suppliers and retailers (www.luxurypalladium.com), organizes informational presentations at industry trade shows and provides image advertising in critical jewelry markets. To date in 2007, the Alliance has funded several new palladium commercial spots for presentation in major Chinese cities, and participated in an effort to broaden and unify market development efforts among palladium producers and fabricators.

“We also are undertaking to diversify the Company’s asset base. This is a multi-faceted effort. We are continuing our efforts toward growing the volume of the Company’s recycling operations, reducing the degree of financial dependence solely on performance of the Company’s mines in each period. Addition of the second smelter furnace is intended to support this objective by accommodating the expansion of both mining production and recycling volumes over the next several years, as well as creating opportunities to improve metal recoveries.

____________________
1 As discussed in more detail in the Company’s 2006 Annual Report on Form 10-K, total cash cost per ounce of production is a non-GAAP measure of extraction efficiency; this and similar measures are widely reported within the mining industry.

“As we announced previously, late last year the Company invested $1.9 million to purchase approximately an 11% interest in Pacific North West Capital Corp., a Canadian exploration company with substantial exploration expertise that has identified several promising PGM targets. Exploration efforts are proceeding there and the Company invested an additional $0.7 million in the second quarter of 2007. Also, on July 3, 2007, the Company finalized its investment of $1.5 million in Benton Resource Corp., another Canadian exploration company, providing Stillwater with an attractive opportunity for future participation in Benton’s Goodchild Project as well as an equity interest in Benton itself.

“As I have commented before, these investments in generative exploration projects are inherently long-term and fairly speculative in nature, but are intended to build a portfolio of attractive opportunities for the future. We also are evaluating various later-stage mineral development projects and operating properties to identify those that might offer good investment value and mesh with Stillwater’s corporate expertise. We are proceeding deliberately in these growth and diversification efforts.

“In summary,” McAllister concluded, “despite a disappointing quarter, we feel the Company is still on track toward reaching its strategic objectives.”

Cash Flow and Liquidity

At June 30, 2007, the Company’s cash and cash equivalents (excluding $4.4 million of restricted cash) totaled $57.2 million, down $18.1 million from the beginning of the quarter and $31.2 million from December 31, 2006. If we include the Company’s available-for-sale investments in highly liquid federal agency notes and commercial paper, the Company’s total available cash and investments at June 30, 2007 was $96.9 million, down about $20 million from $116.9 million at the end of this year’s first quarter. The drop in cash and investments during the second quarter is more than accounted for by increased investment in working capital during the quarter associated with the Company’s recycling business. Working capital constituting marketable inventories and related advances in the Company’s growing PGM recycling business increased to $97.1 million at the end of the second quarter of 2007 from $73.6 million at the end of the first quarter. Including these highly liquid inventories, the Company’s underlying liquidity was $194.0 million, as compared to $190.5 million at the end of the first quarter 2007 and $194.8 million at the end of the 2006. Also, at the end of the second quarter the Company had $19.4 million available to it under undrawn revolving credit lines.

Net cash provided from operating activities totaled just $0.1 million in this year’s second quarter, reflecting the $23.5 million of cash absorbed into recycling inventories during the quarter. By comparison, $27.7 million of cash was consumed by operations in the second quarter of 2006, also reflecting strong growth in recycling working capital requirements.. Capital expenditures were $18.8 million in the second quarter of 2007 and $40.4 million year to date, both much lower than planned. Capital spending in the second quarter of 2006 totaled $22.2 million and $45.4 million through the first six months of 2006.

As was scheduled, the Company paid down $1.1 million of long-term debt and capital leases during the second quarter of 2007. Outstanding debt at June 30, 2007, was $128.7 million.

Second Quarter Results - Details

For the second quarter of 2007, the Company’s mine production was 133,100 PGM ounces including 84,500 ounces from the Stillwater Mine and 48,600 ounces from East Boulder Mine. For the comparable quarter of 2006, the mines produced 148,700 ounces including Stillwater Mine production of 99,300 ounces and East Boulder production of 49,400 ounces. As already noted, the sharp decrease in Stillwater production for the quarter resulted from mechanical problems with new equipment, attrition, and lower productivity associated with labor negotiations. The modest decrease in production at the East Boulder Mine during the quarter was forecasted, and reflects the reallocation of resources from highly mechanized methods toward more selective mining.

Sales out of mine production totaled 148,100 ounces in the second quarter of 2007 at an overall average realization of $506 per ounce, down from 153,100 ounces at $484 per ounce in the second quarter of 2006. PGM market prices generally were higher in the second quarter of 2007, but the Company’s average realization in both periods was affected favorably by the above-market floor prices on palladium sales under the Company’s automotive contracts, and unfavorably by the price caps on platinum in the same contracts, and by losses on forward sales commitments for platinum. The Company’s average realization on palladium sales from mine production was $386 per ounce in the 2007 second quarter, compared to $378 per ounce for the same period in 2006. The average net realization on platinum was $949 per ounce in the second quarter of 2007 and $839 per ounce in the 2006 second quarter. Putting this in perspective, the London Metals Exchange afternoon posted prices per ounce for platinum and palladium were $1,273 and $365, respectively, on June 29, 2007, and $1,226 and $312, respectively, on June 30, 2006.

During the second quarter of 2007, the Company processed about 93,100 ounces of PGMs from recycled catalytic materials. By comparison, in the second quarter of 2006 the Company processed about 87,900 ounces of recycled material. The Company processes material purchased from third parties and toll material that is processed on behalf of others for a fee.

Revenues for the second quarter of 2007 were $161.0 million, up 37.8% from $116.8 million received in the second quarter of 2006. Proceeds from sales of mined PGMs totaled $74.9 million in the 2007 second quarter, up very slightly from $74.1 million in the same quarter of 2006, reflecting the benefit of higher average sales realizations in 2007. Recycling revenues more than doubled, increasing to $83.9 million from $39.6 million in last year’s second quarter. Resales of purchased metal generated $2.2 million and $3.1 million in revenue during the 2007 and 2006 second quarters, respectively.

Costs of metals sold (before depreciation and amortization expense) increased to $134.8 million in the 2007 second quarter from $91.1 million in the second quarter of 2006. Mining costs included in costs of metals sold increased to $54.7 million in the 2007 second quarter from $50.0 million in the 2006 second quarter. Recycling costs, mostly reflecting the cost to purchase spent catalytic materials for processing, totaled $77.9 million in the second quarter of 2007, up sharply from $38.0 million in the second quarter of 2006, driven by the much higher volumes processed and, to a lesser extent, by higher prices paid for the PGM ounces contained in the recycled material. Second-quarter costs also included the purchase for resale of 6,000 ounces of palladium at a cost of $2.2 million in 2007, and 9,000 palladium ounces at a cost of $3.2 million in 2006.

Depreciation and amortization expense increased to $21.7 million in the 2007 second quarter from $21.4 million in the same period of 2006. The increase is mostly attributable to slightly higher amortization rates in 2007.

General and administrative (“G&A”) costs, including marketing and exploration expenses, increased slightly to $7.4 million in the second quarter of 2007 from $7.0 million in the same period of 2006. Higher marketing expenditures accounted for most of this increase.

The reported net loss of $2.5 million for the second quarter of 2007 included, by business segment, a loss of $1.4 million from mining operations and $7.8 million of income from recycling activities, less corporate costs including $7.4 million of G&A expense and $1.5 million of unallocated net interest expense.

For the second quarter of 2006, the reported net loss of $2.3 million included earnings from mining operations of $2.8 million, and income from recycling activities of $3.4 million. These earnings items were offset by $7.0 million of G&A expense and $1.5 million pertaining to unallocated interest expense.

First Six Months’ Results - Details

In the first half of 2007, the Company’s mining operations produced 277,200 PGM ounces including 182,500 ounces from the Stillwater Mine and 94,700 ounces from East Boulder Mine. For the comparable period in 2006, total mine production of 294,900 ounces included Stillwater Mine production of 192,500 ounces and East Boulder production of 102,500 ounces. The production decrease at the Stillwater Mine reflects attrition, mechanical equipment problems and strike-related productivity issues during the second quarter. The decrease in East Boulder Mine production was anticipated, and mostly reflects transitional challenges as the mine moves from highly mechanized methods toward more captive cut-and-fill mining.

Sales from mine production totaled 291,100 ounces in the first six months of 2007 at an overall average realization of $506 per ounce, up from 289,400 ounces at $471 per ounce in the same period of 2006. PGM market prices generally were higher in the first half of 2007, but the Company’s average realization in both periods was benefited, as in the past, by the above-market pricing provisions for palladium sales under the Company’s contracts with major automobile companies, and reduced by price caps on platinum in the same contracts and by losses on financially-settled forward sales commitments on platinum. The Company’s average realization on palladium sales from mine production was $382 per ounce in the 2007 first half, compared to $370 per ounce for the same period in 2006. The comparable average realization on platinum, net of the loss on forward sales, was $931 per ounce for the first six months of 2007 and $826 per ounce in the 2006 first half.

During the first half of 2007, the Company processed about 180,000 ounces of PGMs from recycled catalytic materials, including toll material processes on behalf of others for a fee. By comparison, in the first six months of 2006 the Company processed about 148,000 ounces of recycled material.

Revenues for the first six months of 2007 totaled $307.4 million, up 19.7% from $256.8 million in the first six months of 2006. Proceeds from sales of mined PGMs totaled $147.3 million in the 2007 first half, up from $136.4 million in the same period of 2006, mostly the result of higher average sales realizations in 2007. Recycling revenues grew to $153.9 million from $74.3 million in last year’s first half. The higher realizations and growth in recycling revenues more than offset the reduction in revenue from completion of the program to sell off the palladium inventory received in the 2003 Norilsk Nickel transaction, which contributed $17.6 million to 2006 first half revenue. This sales program concluded during the first quarter of 2006. Resales of purchased metal generated $6.2 million and $28.5 million in revenue during the 2007 and 2006 periods, respectively.

Costs of metals sold (before depreciation and amortization expense) increased to $253.3 million in the 2007 first six months from $203.2 million in the first half of 2006. Mining costs included in costs of metals sold increased to $103.0 million in the 2007 first half from $94.2 million in the 2006 period. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $144.0 million in the first half of 2007, up substantially from $69.9 million in the first six months of 2006, driven by the much higher volumes processed and, to a lesser extent, by higher prices paid for the PGM ounces contained in the recycled material. The 2006 first-half costs also included $10.8 million for 63,250 ounces of palladium sold from inventory and an additional $28.3 million to acquire 26,800 ounces of PGMs for resale under various commitments. First-half 2007 costs included about $6.2 million for the purchase of 18,000 ounces of palladium for resale.

Depreciation and amortization expense was nearly flat at $42.1 million in the 2007 first half compared to $41.3 million in the same period of 2006. The slight increase is attributable to higher amortization rates and slightly higher sales volumes in 2007.

G&A costs, including marketing and exploration expenses, totaled $16.2 million for the first six months of 2007 and $13.3 million in the 2006 first half. Timing of marketing expenses, including contributions to PAI, was much of the difference, with $3.2 million spent on marketing in this year’s first half compared to only $0.9 million in the same period last year.

The net loss of $3.6 million for the first six months of 2007 included, by business segment, $2.4 million of income from mining operations and $13.2 million of income from recycling activities, less corporate costs including $16.2 million of G&A expense and $3.0 million of unallocated net interest expense.

For the first half of 2006, the reported net loss of $1.7 million included earnings from mining operations of $0.7 million, income from recycling activities of $6.7 million, plus at the corporate level $6.9 million of income related to sales from the palladium inventory received in the Norilsk Nickel transaction. These earnings items were mostly offset by $13.3 million of G&A expense and $2.9 million pertaining to unallocated interest expense.
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Stillwater Mining Company will host its 2007 second quarter results conference call at 12:00 noon Eastern Standard Time on Tuesday, August 7, 2007. The conference call dial-in numbers are 800-230-1092 (U.S.) and 612-332-0226 (International). The conference call will simultaneously be webcast on the Internet via the Company’s website at www.stillwatermining.com. To access the conference call on the Company’s website, go to the Investor Relations section under Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company’s website or by a telephone replay, numbers (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 863446, through August 15, 2007, ending at 11:59 p.m. Eastern Time.
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Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company’s shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

_________________________

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management’s expectations, is found in the section entitled “Risk Factors” in the Company’s 2006 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Key Factors Tables and Financial Statements
Stillwater Mining Company
Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Revenues
Mine production	$74,893	$74,099	$147,264	$136,373
PGM recycling	83,914	39,579	153,902	74,254
Sales of palladium received in the Norilsk Nickel transaction	-	-	-	17,637
Other	2,156	3,148	6,247	28,521
Total revenues	160,963	116,826	307,413	256,785

Costs and expenses
Costs of metals sold
Mine production	54,718	49,965	103,029	94,201
PGM recycling	77,871	37,969	144,046	69,937
Sales of palladium received in Norilsk Nickel transaction	-	-	-	10,785
Other	2,184	3,162	6,205	28,279
Total costs of metals sold	134,773	91,096	253,280	203,202

Depreciation and amortization
Mine production	21,628	21,351	42,020	41,261
PGM recycling	28	25	52	50
Total depreciation and amortization	21,656	21,376	42,072	41,311
Total costs of revenues	156,429	112,472	295,352	244,513

Exploration	1	332	62	332
Marketing	1,112	682	3,213	890
General and administrative	6,289	5,961	12,963	12,058
Total costs and expenses	163,831	119,447	311,590	257,793

Operating loss	(2,868)	(2,621)	(4,177)	(1,008)

Other income (expense)
Other	(16)	(1)	(18)	3
Interest income	3,023	3,070	5,986	5,050
Interest expense	(2,750)	(2,735)	(5,576)	(5,540)
Gain/(loss) on disposal of property, plant and equipment	95	(50)	210	(235)

Loss before income tax provision	(2,516)	(2,337)	(3,575)	(1,730)

Income tax provision	-	-	-	(10)

Net loss	$(2,516)	$(2,337)	$(3,575)	$(1,740)

Other comprehensive income (loss), net of tax	5,446	(13,042)	271	(29,592)

Comprehensive income (loss)	$2,930	$(15,379)	$(3,304)	$(31,332)

Weighted average common shares outstanding
Basic	91,927	91,207	91,759	91,135
Diluted	91,927	91,207	91,759	91,135

Basic loss per share
Net loss	$(0.03)	$(0.03)	$(0.04)	$(0.02)

Diluted loss per share
Net loss	$(0.03)	$(0.03)	$(0.04)	$(0.02)

Stillwater Mining Company
Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2007	December 31, 2006
ASSETS
Current assets
Cash and cash equivalents	$57,200	$88,360
Restricted cash	4,385	3,785
Investments, at fair market value	39,651	35,497
Inventories	125,752	106,895
Advances on inventory purchases	30,492	24,191
Accounts receivable	12,254	16,008
Deferred income taxes	1,654	5,063
Other current assets	5,843	4,540
Total current assets	$277,231	$284,339

Property, plant and equipment (net of $259,984 and $219,520 accumulated depreciation and amortization)	458,759	460,328
Long-term investment	2,537	1,869
Other noncurrent assets	9,583	9,487

Total assets	$748,110	$756,023

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$15,200	$24,833
Accrued payroll and benefits	20,675	20,348
Property, production and franchise taxes payable	11,458	11,123
Current portion of long-term debt and capital lease obligations	1,282	1,674
Fair value of derivative instruments	15,756	15,145
Unearned income	7,638	5,479
Other current liabilities	7,861	6,988
Total current liabilities	79,870	85,590

Long-term debt	127,435	129,007
Fair value of derivative instruments	-	715
Deferred income taxes	1,654	5,063
Accrued workers compensation	10,808	10,254
Asset retirement obligation	8,910	8,550
Other noncurrent liabilities	4,499	4,288

Total liabilities	$233,176	$243,467

Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000 shares	-	-
authorized; none issued
Common stock, $0.01 par value, 200,000,000 shares authorized;
92,125,936 and 91,514,668 shares issued and outstanding	921	915
Paid-in capital	622,783	617,107
Accumulated deficit	(93,438)	(89,863)
Accumulated other comprehensive loss	(15,332)	(15,603)
Total stockholders' equity	514,934	512,556

Total liabilities and stockholders' equity	$748,110	$756,023

Stillwater Mining Company
Statements of Cash Flows
(Unaudited)
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Cash flows from operating activities
Net loss	$(2,516)	$(2,337)	$(3,575)	$(1,740)

Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	21,656	21,376	42,072	41,311
Lower of cost or market inventory adjustment	1,430	42	1,430	1,140
(Gain)/loss on disposal of property, plant and equipment	(95)	50	(210)	235
Stock issued under employee benefit plans	1,484	941	2,930	2,254
Amortization of debt issuance costs	206	198	410	383
Share based compensation	1,345	933	2,513	1,527

Changes in operating assets and liabilities:
Inventories	(15,688)	(39,572)	(20,658)	(43,652)
Advances on inventory purchases	(7,014)	(14,414)	(6,301)	(17,718)
Accounts receivable	(1,615)	(60)	3,754	14,793
Employee compensation and benefits	631	254	327	824
Accounts payable	(1,096)	2,669	(9,633)	1,778
Property, production and franchise taxes payable	136	1,778	546	854
Workers compensation	(199)	539	554	3,626
Asset retirement obligation	182	161	360	318
Unearned income	4,081	2,001	2,159	3,861
Restricted cash	(600)	-	(600)	-
Other	(2,214)	(2,265)	(803)	(546)

Net cash provided by (used in) operating activities	114	(27,706)	15,275	9,248

Cash flows from investing activities
Capital expenditures	(18,812)	(22,232)	(40,408)	(45,356)
Purchase of long-term investment	(668)	-	(668)	-
Proceeds from disposal of property, plant and equipment	126	207	328	263
Purchases of investments	(25,148)	(19,859)	(48,140)	(68,019)
Proceeds from maturities of investments	27,181	38,532	44,178	69,250

Net cash used in investing activities	(17,321)	(3,352)	(44,710)	(43,862)

Cash flows from financing activities
Payments on long-term debt and capital lease obligations	(1,081)	(461)	(1,964)	(9,915)
Payments for debt issuance costs	-	-	-	(579)
Issuance of common stock	219	601	239	805

Net cash provided by (used in) financing activities	(862)	140	(1,725)	(9,689)

Cash and cash equivalents
Net decrease	(18,069)	(30,918)	(31,160)	(44,303)
Balance at beginning of period	75,269	66,875	88,360	80,260

Balance at end of period	$57,200	$35,957	$57,200	$35,957

Stillwater Mining Company
Key Factors
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
OPERATING AND COST DATA FOR MINE PRODUCTION

Consolidated:
Ounces produced (000)
Palladium	102	115	213	228
Platinum	31	34	64	67
Total	133	149	277	295

Tons milled (000)	309	323	614	649
Mill head grade (ounce per ton)	0.48	0.51	0.49	0.50

Sub-grade tons milled (000) (1)	16	14	37	29
Sub-grade tons mill head grade (ounce per ton)	0.12	0.12	0.12	0.13

Total tons milled (000) (1)	325	337	651	678
Combined mill head grade (ounce per ton)	0.46	0.49	0.47	0.48
Total mill recovery (%)	90	91	91	91

Total operating costs per ounce (Non-GAAP)	$260	$269	$252	$266
Total cash costs per ounce (Non-GAAP) (2) (3)	$320	$322	$314	$318
Total production costs per ounce (Non-GAAP) (2) (3)	$476	$460	$466	$458

Total operating costs per ton milled (Non-GAAP)	$106	$119	$107	$116
Total cash costs per ton milled (Non-GAAP) (2) (3)	$131	$142	$134	$138
Total production costs per ton milled (Non-GAAP) (2) (3)	$195	$203	$198	$199

Stillwater Mine:
Ounces produced (000)
Palladium	64	76	140	148
Platinum	20	23	43	44
Total	84	99	183	192

Tons milled (000)	158	180	336	356
Mill head grade (ounce per ton)	0.58	0.59	0.58	0.58

Sub-grade tons milled (000) (1)	16	14	37	29
Sub-grade tons mill head grade (ounce per ton)	0.12	0.12	0.12	0.13

Total tons milled (000) (1)	174	194	373	385
Combined mill head grade (ounce per ton)	0.54	0.56	0.54	0.55
Total mill recovery (%)	0.91	92	0.92	92

Total operating costs per ounce (Non-GAAP)	$229	$259	$228	$261
Total cash costs per ounce (Non-GAAP) (2) (3)	$291	$310	$291	$311
Total production costs per ounce (Non-GAAP) (2) (3)	$425	$428	$421	$434

Total operating costs per ton milled (Non-GAAP)	$111	$132	$111	$130
Total cash costs per ton milled (Non-GAAP) (2) (3)	$141	$159	$142	$155
Total production costs per ton milled (Non-GAAP) (2) (3)	$205	$219	$206	$217

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
OPERATING AND COST DATA FOR MINE PRODUCTION
(Continued)

East Boulder Mine:
Ounces produced (000)
Palladium	38	39	73	80
Platinum	11	11	21	23
Total	49	50	94	103

Tons milled (000)	151	143	278	293
Mill head grade (ounce per ton)	0.37	0.40	0.38	0.40

Sub-grade tons milled (000) (1)	-	-	-	-
Sub-grade tons mill head grade (ounce per ton)	-	-	-	-

Total tons milled (000) (1)	151	143	278	293
Combined mill head grade (ounce per ton)	0.37	0.40	0.38	0.40
Total mill recovery (%)	89	89	89	90

Total operating costs per ounce (Non-GAAP)	$313	$288	$298	$277
Total cash costs per ounce (Non-GAAP) (2) (3)	$371	$347	$359	$331
Total production costs per ounce (Non-GAAP) (2) (3)	$566	$524	$552	$503

Total operating costs per ton milled (Non-GAAP)	$101	$101	$101	$97
Total cash costs per ton milled (Non-GAAP) (2) (3)	$120	$120	$122	$116
Total production costs per ton milled (Non-GAAP) (2) (3)	$183	$181	$188	$176

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

	Three months ended		Six months ended
(in thousands, where noted)	June 30,		June 30,
	2007	2006	2007	2006
SALES AND PRICE DATA

Ounces sold (000)
Mine production:
Palladium (oz.)	116	118	225	225
Platinum (oz.)	32	35	66	64
Total	148	153	291	289

Other PGM activities: (6)
Palladium (oz.)	32	21	69	107
Platinum (oz.)	31	18	59	41
Rhodium (oz.)	6	4	12	14

Total	69	43	140	162

By-products from mining: (7)
Rhodium (oz.)	1	1	2	2
Gold (oz.)	3	2	6	5
Silver (oz.)	2	1	4	3
Copper (lb.)	85	88	468	346
Nickel (lb.)	261	390	567	831

Average realized price per ounce (5)
Mine production:
Palladium ($/oz.)	$386	$378	$382	$370
Platinum ($/oz.)	$949	$839	$931	$826
Combined (5)	$506	$484	$506	$471

Other PGM activities: (6)
Palladium	$355	$329	$345	$287
Platinum	$1,225	$1,060	$1,189	$1,018
Rhodium	$5,923	$4,019	$5,497	$3,413

By-products from mining: (7)
Rhodium ($/oz.)	$6,160	$5,054	$6,039	$4,252
Gold ($/oz.)	$655	$621	$661	$588
Silver ($/oz.)	$13	$12	$13	$11
Copper ($/lb.)	$3.39	$4.21	$2.89	$2.71
Nickel ($/lb.)	$22.74	$8.14	$19.98	$7.01

Average market price per ounce (5)
Palladium	$368	$345	$355	$318
Platinum	$1,289	$1,189	$1,238	$1,111
Combined (5)	$564	$539	$555	$486

(1)	Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only.

(2)
Total cash costs include period costs of mining, processing and administration at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Norilsk Nickel transaction expenses and interest income and expense are not included in total cash costs.

(3)
Total cash cost per ton, represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement that management uses to monitor and evaluate the efficiency of its mining operations. See table “Reconciliation of Non-GAAP measures to costs of revenues” and accompanying discussion.

(4)
The Company’s average realized price represents revenues, which include the effect of contract floor and ceiling prices, hedging gains and losses realized on commodity instruments and contract discounts, divided by ounces sold. The average market price represents the average London PM Fix for the actual months of the period.

(5)	The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the refinery.

(6)
Ounces sold and average realized price per ounce from other PGM activities primarily relate to ounces produced from processing of catalyst materials and palladium received in the Norilsk Nickel transaction.

(7)
By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received. By-product sales are not recorded as revenue but as a reduction to costs of metals sold.

Reconciliation of Non-GAAP measures to costs of revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company’s Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company’s mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Statement of Operations and Comprehensive Income/(Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated costs of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company’s Statement of Operations and Comprehensive Income/(Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from secondary recycling, and changes in product inventories. This non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or secondary recycling activities. The Company uses it as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the Company’s mines. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) - measured for each mine or consolidated - provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) - measured for each mine or consolidated - provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated (for each mine or consolidated) as total costs of revenues adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, depreciation and amortization and asset retirement costs and changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) - measured for each mine or consolidated- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) - measured for each mine or consolidated- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company’s mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) - measured for each mine or consolidated- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) - measured for each mine or consolidated- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2007	2006	2007	2006

Consolidated:
Reconciliation to consolidated costs of revenues:
Total operating costs (Non-GAAP)	$34,597	$40,061	$69,807	$78,545
Royalties, taxes and other	8,022	7,828	17,305	15,164
Total cash costs (Non-GAAP)	$42,619	$47,889	$87,112	$93,709
Asset retirement costs	182	161	360	318
Depreciation and amortization	21,628	21,351	42,020	41,261
Depreciation and amortization (in inventory)	(1,031)	(1,045)	(371)	(153)
Total production costs (Non-GAAP)	$63,398	$68,356	$129,121	$135,135
Change in product inventories	7,317	2,738	8,969	32,681
Costs of recycling activities	77,871	37,969	144,046	69,937
Recycling activities - depreciation	28	25	52	50
Add: Profit from recycling activities	7,815	3,384	13,164	6,710
Loss or (gain) on sale of assets and other costs	(95)	50	(210)	235
Total consolidated costs of revenues	$156,334	$112,522	$295,142	$244,748

Stillwater Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)	$19,383	$25,641	$41,620	$50,022
Royalties, taxes and other	5,230	5,098	11,449	9,814
Total cash costs (Non-GAAP)	$24,613	$30,739	$53,069	$59,836
Asset retirement costs	127	116	250	230
Depreciation and amortization	12,400	11,996	24,563	24,192
Depreciation and amortization (in inventory)	(1,255)	(374)	(1,076)	(686)
Total production costs (Non-GAAP)	$35,885	$42,477	$76,806	$83,572
Change in product inventories	3,465	(1,402)	3,380	(4,486)
Add: Profit from recycling activities	4,944	2,265	8,573	4,376
Loss or (gain) on sale of assets and other costs	(90)	13	(205)	171
Total costs of revenues	$44,204	$43,353	$88,554	$83,633

East Boulder Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)	$15,214	$14,420	$28,187	$28,524
Royalties, taxes and other	2,792	2,730	5,856	5,350
Total cash costs (Non-GAAP)	$18,006	$17,150	$34,043	$33,874
Asset retirement costs	55	45	109	88
Depreciation and amortization	9,228	9,355	17,457	17,068
Depreciation and amortization (in inventory)	225	(671)	706	533
Total production costs (Non-GAAP)	$27,514	$25,879	$52,315	$51,563
Change in product inventories	1,668	978	(616)	(1,897)
Add: Profit from recycling activities	2,870	1,119	4,591	2,334
Loss or (gain) on sale of assets and other costs	-	-	-	28
Total costs of revenues	$32,052	$27,976	$56,290	$52,028

Other PGM activities: (1)
Reconciliation to costs of revenues:
Change in product inventories	$2,184	$3,162	$6,205	$39,064
Recycling activities - depreciation	28	25	52	50
Costs of recycling activities	77,871	37,969	144,046	69,937
Loss or (gain) on sale of assets and other costs	(5)	37	(5)	36
Total costs of revenues	$80,078	$41,193	$150,298	$109,087

(1)Other PGM activities include recycling and sales of palladium received in the Norilsk Nickel transaction and other.

###